                                                                 EXHIBIT 99.2

                                                            February 18, 2000

Dear Shareholder,

The board of directors of Community Trust Financial Services Corporation is pleased to announce that a quarterly dividend of 4 cents per share has been declared to be paid on April 7, 2000, to shareholders of record as of March 10, 2000. Due to the company's two-for-one stock split that occurred in January 2000, this 4 cent dividend per share is equivalent to an 8 cent dividend per share, if it had been paid prior to the split. Therefore, since our dividends are now expected to be paid on a quarterly basis, the 4 cent quarterly dividend is approximately equal to an annual dividend of 32 cents per share. This would
                                                                     ----------
represent a 28% increase from the annual dividend of 25 cents per share paid in
-------------------------------------------------------------------------------
1999.
-----

The board has determined that quarterly dividends are in the best interest of our shareholders since we plan to implement a Dividend Re-Investment Plan ("DRIP") very soon. This Plan will provide shareholders with a convenient and economical method of investing their cash dividends and optional cash contributions in additional shares of common stock. Please watch your mail closely over the next few weeks since we hope to send you a prospectus on the DRIP telling you how you may choose this important option. This is a very busy time for us, since you will also be receiving an annual report and proxy materials in March, and, of course, that first quarterly dividend check in April.

One last bit of information that I want to share with you is a change in our transfer agent. As of March 1st, Registrar and Transfer Company will be our transfer agent since Reliance Trust made a strategic business decision to discontinue their securities transfer division. Registrar and Transfer Company ("R&T") was founded in 1899 and provides securities transfer activities to over 900 issuers throughout the United States. Just as Reliance Trust did, R&T will be glad to assist you with any issues regarding your stock such as changes of address, transfers of ownership, name changes, and dividends. Please contact them anytime at 1-800-368-5948, or by e-mail at invrelations@rtco.com, for
                                                ---------------------
services such as these related to your stock at Community Trust. R&T also has a web site at rtco.com where you may see answers to frequently asked questions concerning issues such as those listed above.

I am proud to see this substantial increase in the dividend to our shareholders, especially since so many of you have been loyal to us throughout the years as you've watched our Company grow. The directors of the company would like to express their appreciation for your support in making 1999 such a successful year for Community Trust Financial Services Corporation.

Sincerely,

/s/ Ronnie L. Austin
--------------------
President and Chief Executive Officer